Exhibit 10.17

FEDERAL TRUST BANK

AMENDED AND RESTATED
EMPLOYEE SEVERANCE AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYEE SEVERANCE AGREEMENT (“Agreement”) is entered into by and between Federal Trust Bank (“Employer”), and Jennifer B. Brodnax (“Employee”), which shall supersede and be an amendment and restatement of the Employee Severance Agreement entered between the parties as of January 29, 2004.

          WHEREAS in recognition of Employee’s prior and continuing contribution to Employer, Employer wishes to protect Employee’s position therewith in the manner provided in this Agreement in the event of a Change in Control of the Employer, or of its parent-holding company, Federal Trust Corporation (“FTC”);

          NOW, THEREFORE, in consideration of Employee’s management position, contribution, and responsibilities, Employer hereby agrees to provide Employee with certain severance benefits as specifically provided herein.

SECTION 1 – DEFINITIONS

          (a)          “Change in Control” means an event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or any successor disclosure item; provided that, without limitation, such a Change in Control (as set forth in 12 U.S.C. Section 1841[a][2] of the Bank Holding Company Act of 1956, as amended) shall be deemed to have occurred if any person (as such term is used in Sections 13[d] and 14[d] of the Exchange Act), other than any person who on the date hereof is a director or officer of Employer or of FTC: (i) directly or indirectly, or acting through one or more other persons, owns, controls or has power to vote 25% or more of any class of the then outstanding voting securities of Employer or of FTC; or (ii) controls in any manner the election of the directors of Employer or of FTC. For purposes of this Agreement, a “Change in Control” shall be deemed not to have occurred in connection with a reorganization, consolidation, or merger of Employer or of FTC where the stockholders of Employer or of FTC, immediately before the consummation of the transaction, will own over 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

          (b)          Termination for “cause” means termination because of Employee’s personal dishonesty, incompetence, willful misconduct, material breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or final case-and-desist order. In determining “incompetence,” the acts or omissions shall be measured against standards generally prevailing in the banking industry. No act, or failure to act on Employee’s part, shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that her action or omission was in the best interest of Employer; provided that any act or omission to act on Employee’s behalf in reliance upon advice or written opinion of Employer’s counsel shall not be deemed to be willful.

          (c)           “Protected Period” means the term of this Agreement and three months following termination hereof.

SECTION 2 – TERM OF AGREEMENT

          This Agreement shall remain in effect for one year commencing on January 1, 2007, and terminating on December 31, 2007, unless extended or terminated in accordance with the terms and conditions set forth herein. The Board of Directors shall review and determine whether to extend this Agreement for an additional year, at the end of each fiscal year.

SECTION 3 – PAYMENTS TO EMPLOYEE UPON CHANGE IN CONTROL

          Following a Change in Control and within the Protected Period, if either: (i) Employer terminates Employee’s employment without “cause;” or (ii) Employee terminates her own employment for any reason, Employee shall be entitled to receive the termination benefits described in Section 4.

SECTION 4 – TERMINATION BENEFITS

          (a)          Upon a termination described in Section 3, Employer or its successor(s) shall pay Employee, or in the event of her subsequent death, her estate, as severance pay, a sum equal to two years’ “highest annual base salary.” For purposes of this Agreement, Employee’s highest annual base salary shall mean the Employee’s highest base salary during the three years immediately preceding Employee’s termination. Such payment shall be made in one lump sum payment within 30 days of such a termination of employment.

          (b)          Upon a termination described in Section 3, Employer or its successor(s) shall continue to provide life, health, and disability coverage (“Coverage”) comparable to the coverage maintained by Employer for Employee prior to her severance. Such Coverage shall cease upon the earlier of Employee obtaining new employment and receiving similar Coverage through another employer, which provides comparable coverage, or one year from the date of Employee’s termination.

SECTION 5 – SUSPENSION OF OBLIGATIONS

          (a)          If Employee is suspended from office and/or temporarily prohibited from participating in the conduct of Employer’s affairs pursuant to an action brought by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation (either, a “Regulatory Agency”), Employer’s obligations under this Agreement shall be suspended as of the date of such action. The obligations of this Agreement shall be reinstated if the charges of the Regulatory Agency are subsequently dismissed, or if the Employee is otherwise determined to be not guilty of such charges.

          (b)          If Employee is removed from office or permanently prohibited from participating in Employer’s conduct or affairs by a final order resulting from an action brought by a Regulatory Agency, all obligations of Employer under this Agreement shall terminate on the effective date of the order.

SECTION 6 –  NOTICE OF TERMINATION

          Any purported termination by Employer or by Employee shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

SECTION 7 – AGREEMENT NOT TO COMPETE

          (a)          In consideration of the benefits and protections of this Agreement, Employee agrees that during the term of this Agreement, and for a period of three months following the termination of Employee’s employment for any reason other than Employee terminating her own employment for any reason following a Change in Control and within the Protected Period, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider located in Seminole or Orange Counties, Florida that offers similar products or services as those offered by the Employer, or with any person or entity whose intent it is to organize another such company or entity located in Seminole or Orange Counties, Florida.

          (b)          Employee hereby agrees that the duration of the anti-competitive covenant set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

          (c)          The parties acknowledge and agree that money damages cannot fully compensate Employer in the event of Employee’s violation of the provisions of this Section 7. Thus, in the event of a breach of any of the provisions of this Section 7, Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provision of this Section 7. Employee’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

SECTION 8 –  MODIFICATION AND WAIVER

          (a)          This Agreement may not be modified or amended except as agreed to in writing by the parties hereto.

          (b)          No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future, or as to any act other than that specifically waived.

SECTION 9 – ARBITRATION

          The parties agree that, except for the specific remedies for Injunctive Relief as contained in Section 7,  any controversy or claim arising out of or relating to this Agreement or any breach hereof, including, without limitation, any claim that this Agreement or any portion hereof is invalid, illegal, or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the rules of the American Arbitration Association and judgment upon the determination and/or award of such arbitrator(s) may be entered in any court having jurisdiction thereof. Provided, however, that this Section shall not be construed to permit the award of punitive damages to either party. The venue of any arbitration shall be in Seminole County, Florida.

SECTION 10 – ATTORNEYS’ FEES

          In the event of any proceeding occurring out of or involving this Agreement, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees, expenses, and costs, including fees and costs to enforce an award.

SECTION 11 –  SEVERABILITY

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

SECTION 12 – HEADINGS FOR REFERENCE ONLY

          The headings of the Sections herein are included solely for convenience of reference and shall not control the meaning or the interpretation of any of the provisions of this Agreement.

SECTION 13 – APPLICABLE LAW

          This Agreement shall be governed in all respects and be interpreted by and under the laws of the State of Florida.

SECTION 14 – SUCCESSORS

          Employer shall require any successor to the business and/or assets of Employer in connection with a Change in Control to assume and agree to perform its obligations under this Agreement in writing.

SECTION 15 – NO CONTRACT OF EMPLOYMENT

          This Agreement shall not, under any circumstances, be deemed to constitute an employment contract between Employer and Employee or to be in consideration of or an inducement for the employment of Employee. Nothing contained in this Agreement shall be deemed to give Employee the right to be retained in the service of Employer, or to interfere with the right of Employer to discharge Employee at any time.

SECTION 16 – LIMITATION OF RIGHTS

          Neither this Agreement, nor any amendment hereof, nor the payment of any benefits hereunder shall be construed as giving Employee or other person any legal or equitable right against Employer except as expressly herein.

          IN WITNESS WHEREOF, Employee and Employer have duly executed this Agreement this 8th day of February, 2007.

EMPLOYEE	FEDERAL TRUST BANK

/s/ Jennifer B. Brodnax	By:	/s/ James V. Suskiewich

Jennifer B. Brodnax		James V. Suskiewich,
President and Chief Executive Officer